                                 LAKESIDE PLACE
                               201 & 301 WILCREST
                                 HOUSTON, TEXAS

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 13, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 14,2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  LAKESIDE PLACE
     201 & 301 WILCREST
     HOUSTON, HARRIS COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 734 units with a total of 780,229 square feet of rentable area. The improvements were built in 1977. The improvements are situated on 32.372 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 90% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
LAKESIDE PLACE, HOUSTON, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 13, 2003 is:

                                             ($35,000,000)

                                        Respectfully submitted,
                                        AMERICAN APPRAISAL ASSOCIATES, INC.

                                        -s- Frank Fehribach
                                        ---------------------------
July 14, 2003                           Frank Fehribach, MAI
#053272                                 Managing Principal, Real Estate Group
                                        Texas State Certified General Real
                                         Estate Appraiser
                                        #TX-1323954-G

Report By:
Tiffany B. Roberts
Texas Appraiser Trainee
#TX-1329671-T

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS  PAGE 3
LAKESIDE PLACE, HOUSTON, TEXAS

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ...............................................     4
Introduction ....................................................    10
Area Analysis ...................................................    12
Market Analysis .................................................    15
Site Analysis ...................................................    17
Improvement Analysis ............................................    17
Highest and Best Use ............................................    18

                                    VALUATION

Valuation Procedure .............................................    19
Sales Comparison Approach .......................................    21
Income Capitalization Approach ..................................    27
Reconciliation and Conclusion ...................................    39

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
LAKESIDE PLACE, HOUSTON, TEXAS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Lakeside Place
LOCATION:                       201 & 301 Wilcrest
                                Houston, Texas

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee Simple Estate

DATE OF VALUE:                  May 13, 2003
DATE OF REPORT:                 July 14, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
      Size:                     32.372 acres, or 1,410,124 square feet
      Assessor Parcel No.:      045-138-001-0045;   045-138-001-0057;
                                 045-138-001-0056

      Floodplain:               Community Panel No. 48201C0640J (November 6,
                                1996)

                                Flood Zone AE, X, an area inside the floodplain.
      Zoning:                   None

BUILDING:
      No. of Units:             734 Units
      Total NRA:                780,229 Square Feet
      Average Unit Size:        1,063 Square Feet
      Apartment Density:        22.7 units per acre
      Year Built:               1977

UNIT MIX AND MARKET RENT:

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
LAKESIDE PLACE, HOUSTON, TEXAS

                         GROSS RENTAL INCOME PROJECTION

                                                            MARKET RENT
                                                       -------------------
    UNIT TYPE        NUMBER OF UNITS    SQUARE FEET    PER UNIT   PER SF     MONTHLY INCOME   ANNUAL INCOME
------------------   ---------------    -----------    --------  ---------   --------------   -------------
    1A10 - Dogwood         21               545         $  537     $0.99        $ 11,277        $  135,324
    1B10 - Boxwood         64               724         $  600     $0.83        $ 38,400        $  460,800
1C10 - Pinewood II         32               796         $  610     $0.77        $ 19,520        $  234,240
   1D10 - Pinewood         84               813         $  589     $0.72        $ 49,476        $  593,712
    1E10 - Elmwood         84               891         $  645     $0.72        $ 54,180        $  650,160
   1F10 - Teakwood         60               981         $  714     $0.73        $ 42,840        $  514,080
  1G10 - Tallowood         84               992         $  725     $0.73        $ 60,900        $  730,800
  2A20 - Maplewood        101             1,224         $  872     $0.71        $ 88,072        $1,056,864
  2A25 - Hazelwood         28             1,530         $1,036     $0.68        $ 29,008        $  348,096
  2B20 - Briarwood        104             1,253         $  894     $0.71        $ 92,976        $1,115,712
3A20 - Cypresswood         36             1,400         $1,020     $0.73        $ 36,720        $  440,640
    3A25 - Redwood         36             1,791         $1,150     $0.64        $ 41,400        $  496,800
                                                                                --------------------------
                                                                   Totals       $564,769        $6,777,228
                                                                                --------------------------

OCCUPANCY:                                         90%
ECONOMIC LIFE:                                     45 Years
EFFECTIVE AGE:                                     26 Years
REMAINING ECONOMIC LIFE:                           19 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

   [PICTURE]                                                 [PICTURE]

SUBJECT SIGNAGE                                    EXTERIOR - APARTMENT BUILDING

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
LAKESIDE PLACE, HOUSTON, TEXAS

                                    AREA MAP

                                     [MAP]

                                NEIGHBORHOOD MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
LAKESIDE PLACE, HOUSTON, TEXAS

HIGHEST AND BEST USE:
      As Vacant:                    Hold for future multi-family development
      As Improved:                  Continuation as its current use

METHOD OF VALUATION:                In this instance, the Sales Comparison and
                                    Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
LAKESIDE PLACE, HOUSTON, TEXAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                       Amount                  $/Unit
---------------------                                       ------                  ------
Potential Rental Income                                   $ 6,777,228             $9,233
Effective Gross Income                                    $ 6,633,367             $9,037
Operating Expenses                                        $ 2,775,615             $3,781            41.8% of EGI
Net Operating Income:                                     $ 3,600,853             $4,906

Capitalization Rate                                       10.00%
DIRECT CAPITALIZATION VALUE                               $35,200,000 *           $47,956 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                            10 years
2002 Economic Vacancy                                     9%
Stabilized Vacancy & Collection Loss:                     9%
Lease-up / Stabilization Period                           N/A
Terminal Capitalization Rate                              11.00%
Discount Rate                                             12.50%
Selling Costs                                             3.00%
Growth Rates:
 Income                                                   3.00%
 Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                $35,900,000 *          $48,910 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                    $35,500,000            $48,365 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:

  Range of Sales $/Unit (Unadjusted)                      $37,076 to $49,134
  Range of Sales $/Unit (Adjusted)                        $47,690 to $56,504
VALUE INDICATION - PRICE PER UNIT                         $35,200,000 *          $47,956 / UNIT

EGIM ANALYSIS

  Range of EGIMs from Improved Sales                      5.07 to 6.46
  Selected EGIM for Subject                               5.25
  Subject's Projected EGI                                 $6,633,367
EGIM ANALYSIS CONCLUSION                                  $34,100,000 *          $46,458 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                          $34,500,000 *          $47,003 / UNIT

RECONCILED SALES COMPARISON VALUE                         $34,500,000            $47,003 / UNIT

----------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 9
LAKESIDE PLACE, HOUSTON, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
      Price Per Unit                                             $ 35,200,000
      NOI Per Unit                                               $ 34,500,000
      EGIM Multiplier                                            $ 34,100,000
INDICATED VALUE BY SALES COMPARISON                              $ 34,500,000     $47,003 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:                              $ 35,200,000
      Discounted Cash Flow Method:                               $ 35,900,000
INDICATED VALUE BY THE INCOME APPROACH                           $ 35,500,000     $48,365 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                             $ 35,000,000     $47,684 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
LAKESIDE PLACE, HOUSTON, TEXAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 201 & 301 Wilcrest, Houston, Harris County, Texas. Houston identifies it as 045-138-001-0045; 045-138-001-0057;
045-138-001-0056.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Tiffany B. Roberts on May 13, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Tiffany B. Roberts performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Tiffany B. Roberts have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 13, 2003. The date of the report is July 14, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 11
LAKESIDE PLACE, HOUSTON, TEXAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
      MARKETING PERIOD:              6 to 12 months
      EXPOSURE PERIOD:               6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CPF XV. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
LAKESIDE PLACE, HOUSTON, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Houston, Texas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being office/commercial. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Beltway 8
West  - South Dairy Ashford
South - Westheimer
North - Interstate Highway 10

MAJOR EMPLOYERS

Major employers in the subject's area include Chevron Texaco, the Houston Community College System, Harris County, and Houston Independent Schools. The overall economic outlook for the area is considered very favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 13
LAKESIDE PLACE, HOUSTON, TEXAS

                            NEIGHBORHOOD DEMOGRAPHICS

                                                               AREA
                                        ----------------------------------------------
         CATEGORY                       1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS       MSA
---------------------------             ------------      ------------    ------------    ---------
POPULATION TRENDS
Current Population                            15,633           136,421         350,651    4,331,861
5-Year Population                             16,694           144,560         375,893    4,734,261
% Change CY-5Y                                   6.8%              6.0%            7.2%         9.3%
Annual Change CY-5Y                              1.4%              1.2%            1.4%         1.9%

HOUSEHOLDS
Current Households                             6,878            61,182         143,924    1,511,658
5-Year Projected Households                    7,327            64,761         152,557    1,636,192
% Change CY - 5Y                                 6.5%              5.8%            6.0%         8.2%
Annual Change CY-5Y                              1.3%              1.2%            1.2%         1.6%

INCOME TRENDS
Median Household Income                      $69,565           $54,694         $41,677      $44,047
Per Capita Income                            $41,789           $35,175         $28,714      $22,629
Average Household Income                     $95,769           $78,413         $70,072      $64,844

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                             AREA
                                        ----------------------------------------------
         CATEGORY                       1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS       MSA
---------------------------             ------------      ------------    ------------    ---------
HOUSING TRENDS
% of Households Renting                        40.29%            51.08%          52.06%       35.39%
5-Year Projected % Renting                     42.88%            52.31%          52.17%       34.24%

% of Households Owning                         47.76%            38.67%          36.45%       53.61%
5-Year Projected % Owning                      46.01%            37.88%          36.82%       55.41%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 14
LAKESIDE PLACE, HOUSTON, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North  - Single family
South  - Residential, townhomes
East   - Residential
West   - Lakewood Country Club, townhomes

CONCLUSIONS

The subject is well located within the city of Houston. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be very favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 15
LAKESIDE PLACE, HOUSTON, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of Houston in Harris County. The overall pace of development in the subject's market is more or less stable. Any new construction added to the subject's market will not compete directly with the subject. A new class A community has been constructed south of the subject property along Hayes Road however due to the quality, this property is not expected to compete with the subject property. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period         Region         Submarket
------         ------         ----------
 4Q01            N/A             3.8%
 1Q02            N/A             4.4%
 2Q02            N/A             4.7%
 3Q02            N/A             4.3%
 4Q02            7.1%            5.8%
 1Q03            8.1%            7.2%

Source: REIS Houston, Apartment: Briar Forest / Ashford - 1st Quarter 2003 SubTrend Futures

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Historically, the subject's submarket, when compared to the Houston Metro area, has usually enjoyed a lower vacancy rate. The subject was constructed in 1977. The communities constructed between 1970 and 1979 have an average vacancy rate of 7.1% within the 1st Quarter 2003. The overall vacancy of the submarket is not expected to improve significantly until 2007.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period         Region         % Change   Submarket   % Change
------         ------         --------   ---------   --------
 4Q01           N/A               -        $709          -
 1Q02           N/A              N/A       $714        0.7%
 2Q02           N/A              N/A       $723        1.3%
 3Q02           N/A              N/A       $733        1.4%
 4Q02           N/A              N/A       $735        0.3%
 1Q03           N/A              N/A       $743        1.1%

Source: REIS Houston, Apartment: Briar Forest / Ashford - 1st Quarter 2003 SubTrend Futures

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 16
LAKESIDE PLACE, HOUSTON, TEXAS

                             COMPETITIVE PROPERTIES

  No.         Property Name      Units    Ocpy.      Year Built   Proximity to subject
------    --------------------   -----   -------     ----------   --------------------
  R-1     Westchase Ranch         296     93-94%        1979      1 mile south
  R-2     La Mirage Resort        312        89%        1968      1 mile south
  R-3     The Park at Lakeside    256         0%     1986, 2001   1 mile south
  R-4     Waters at Kirkwood      256        95%        1980      1 mile south
Subject   Lakeside Place          734        90%        1977

According to information obtained by REIS, the current average asking rent within the subject's submarket is $743. The submarket's average effective rent is currently $698 and is expected to continually improve through 2007. The subject's 1970 - 1979 category has an average asking rental rate of $685. This is $58 less than the average for the submarket. In terms of annual rental growth rates, the Briar Forest / Ashford submarket has had similar growth when compared to the Houston Metro area.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 17
LAKESIDE PLACE, HOUSTON, TEXAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   32.372 acres, or 1,410,124 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
     Community Panel          48201C0640J, dated November 6, 1996
     Flood Zone               Zone AE, X
  Zoning                      Not available, the subject improvements represent
                              a legal conforming use of the site.

REAL ESTATE TAXES

                                        ASSESSED VALUE - 2002
                           -----------------------------------------      TAX RATE /      PROPERTY
  PARCEL NUMBER               LAND         BUILDING         TOTAL         MILL RATE         TAXES
-----------------          ----------    -----------     -----------      ---------       ---------
   045-138-001-
 0045; 045-138-
 001-0057; 045-            $4,935,470    $18,919,530     $23,855,000       0.02963        $706,729
  138-001-0056

IMPROVEMENT ANALYSIS

  Year Built                    1977
  Number of Units               734
  Net Rentable Area             780,229 Square Feet
  Construction:
    Foundation                  Reinforced concrete slab
    Frame                       Heavy or light wood
    Exterior Walls              Brick or masonry
    Roof                        Composition shingle over a wood truss structure
  Project Amenities             Amenities at the subject include a swimming
                                pool, sand volleyball, barbeque equipment,
                                laundry room, business office, trash valet,
                                playground, and secured parking.
  Unit Amenities                Individual unit amenities include a balcony,
                                fireplace, cable TV connection, vaulted
                                ceiling, and washer dryer

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 18
LAKESIDE PLACE, HOUSTON, TEXAS

                                    connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, washer/dryer, and oven.

Unit Mix:

    UNIT TYPE        NUMBER OF UNITS     SQUARE FEET
------------------   ---------------     -----------
1A10 - Dogwood             21                545
1B10 - Boxwood             64                724
1C10 - Pinewood II         32                796
1D10 - Pinewood            84                813
1E10 - Elmwood             84                891
1F10 - Teakwood            60                981
1G10 - Tallowood           84                992
2A20 - Maplewood          101              1,224
2A25 - Hazelwood           28              1,530
2B20 - Briarwood          104              1,253
3A20 - Cypresswood         36              1,400
3A25 - Redwood             36              1,791

Overall Condition                   Average
Effective Age                       26 years
Economic Life                       45 years
Remaining Economic Life             19 years
Deferred Maintenance                The deferred maintenance at the subject
                                    property was estimated for a total amount of $190,000.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1977 and consist of a 734-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 19
LAKESIDE PLACE, HOUSTON, TEXAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 20
LAKESIDE PLACE, HOUSTON, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 21
LAKESIDE PLACE, HOUSTON, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 22
LAKESIDE PLACE, HOUSTON, TEXAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                   COMPARABLE
          DESCRIPTION                             SUBJECT                            I - 1
---------------------------------    ---------------------------------   ----------------------------
   Property Name                     Lakeside Place                      The Wallingford
LOCATION:
   Address                           201 & 301 Wilcrest                  2750 Wallingford
   City, State                       Houston, Texas                      Houston, Texas
   County                            Harris                              Harris
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)            780,229                             363,748
   Year Built                        1977                                1980
   Number of Units                   734                                 462
   Unit Mix:                              Type                     Total       Type              Total
                                     1A10 - Dogwood                 21   Efficiency                48
                                     1B10 - Boxwood                 64   1 BR                     246
                                     1C10 - Pinewood II             32   2 BR                     148
                                     1D10 - Pinewood                84   3 BR                      20
                                     1E10 - Elmwood                 84
                                     1F10 - Teakwood                60
                                     1G10 - Tallowood               84
                                     2A20 - Maplewood              101
                                     2A25 - Hazelwood               28
                                     2B20 - Briarwood              104
                                     3A20 - Cypresswood             36
                                     3A25 - Redwood                 36

   Average Unit Size (SF)            1,063                               787
   Land Area (Acre)                  32.3720                             14.8200
   Density (Units/Acre)              22.7                                31.2
   Parking Ratio (Spaces/Unit)       1.47                                N/A
   Parking Type (Gr., Cov., etc.)    Garage, Open, Covered               Open
CONDITION:                           Average                             Average
APPEAL:                              Average                             Average
AMENITIES:
   Pool/Spa                          Yes/No                              Yes/No
   Gym Room                          No                                  Yes
   Laundry Room                      Yes                                 Yes
   Secured Parking                   Yes                                 Yes
   Sport Courts                      No                                  Yes
   Washer/Dryer Connection           Yes                                 Yes
   BBQ Equipment                     Yes                                 No
   Business Center                   Yes                                 Yes
OCCUPANCY:                           90%                                 95%
TRANSACTION DATA:
   Sale Date                                                             December, 2002
   Sale Price ($)                                                        $22,700,000
   Grantor                                                               Camden Property Trust
   Grantee                                                               Alliance FQ Ltd.
   Sale Documentation                                                    ###-##-####
   Verification                                                          REVAC
   Telephone Number
ESTIMATED PRO-FORMA:                                                        Total $   $/Unit     $/SF
   Potential Gross Income                                                $        0   $    0    $0.00
   Vacancy/Credit Loss                                                   $        0   $    0    $0.00
   Effective Gross Income                                                $3,515,816   $7,610    $9.67
   Operating Expenses                                                    $1,735,650   $3,757    $4.77
   Net Operating Income                                                  $1,780,166   $3,853    $4.89
NOTES:                                                                   The income information is
                                                                         the pro-forma provided by
                                                                         Revac.

   PRICE PER UNIT                                                                  $49,134
   PRICE PER SQUARE FOOT                                                           $ 62.41
   EXPENSE RATIO                                                                      49.4%
   EGIM                                                                               6.46
   OVERALL CAP RATE                                                                   7.84%
   Cap Rate based on Pro Forma or Actual Income?                                 PRO FORMA

                                                COMPARABLE
           DESCRIPTION                            I - 2
---------------------------------    ---------------------------------
   Property Name                     The Mills Apartments
LOCATION:
   Address                           10225 Bissonnet
   City, State                       Houston, Texas
   County                            Harris
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)            613,680
   Near Built                        1979
   Number of Units                   708
   Unit Mix:                           Type                      Total
                                     1Br/1Ba                      420
                                     2Br/2Ba                      288

   Average Unit Size (SF)            867
   Land Area (Acre)                  24.1230
   Density (Units/Acre)              29.3
   Parking Ratio (Spaces/Unit)       1.24
   Parking Type (Gr., Cov., etc.)    Open
CONDITION:                           Average
APPEAL:                              Good
AMENITIES:
   Pool/Spa                          Yes/Yes
   Gym Room                          Yes
   Laundry Room                      Yes
   Secured Parking                   Yes
   Sport Courts                      No
   Washer/Dryer Connection           Yes
   BBQ Equipment                     No
   Business Center                   Yes
OCCUPANCY:                           93%
TRANSACTION DATA:
   Sale Date                         February, 2003
   Sale Price ($)                    $26,250,000
   Grantor                           Winston Capital
   Grantee                           Lynch Investments
   Sale Documentation                W426196
   Verification                      Cliff Mc Daniel
   Telephone Number                  713.599.1800
ESTIMATED PRO-FORMA:                   Total $         $/Unit   $/SF
   Potential Gross Income            $5,262,141        $7,432   $8.57
   Vacancy/Credit Loss               $  666,713        $  942   $1.09
   Effective Gross Income            $4,595,428        $6,491   $7.49
   Operating Expenses                $2,174,358        $3,071   $3.54
   Net Operating Income              $2,421,070        $3,420   $3.95
NOTES:                               This property was under
                                     contract for awhile before the
                                     final sale.

   PRICE PER UNIT                                   $37,076
   PRICE PER SQUARE FOOT                            $ 42.77
   EXPENSE RATIO                                       47.3%
   EGIM                                                5.71
   OVERALL CAP RATE                                    9.22%
   Cap Rate based on Pro Forma or Actual Income?     PRO FORM

                                                 COMPARABLE                   COMPARABLE
       DESCRIPTION                                 I - 3                        I - 4
---------------------------------    ---------------------------      ----------------------------
   Property Name                     Madison at Westchase             Celebration at Westchase
LOCATION:
   Address                           9801 Meadowglen Lane             10936-10940 Meadowglen
                                                                      Lane
   City, State                       Houston, Texas                   Houston, Texas
   County                            Harris                           Harris
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)            483,848                          305,609
   Year Built                        1978                             1980
   Number of Units                   576                              367
   Unit Mix:                           Type               Total        Type                Total
                                     1Br/1Ba               N/A        1Br/1Ba               271
                                     2Br/2Ba               N/A        2Br/2Ba               96
                                     3Br/2Ba               N/A

   Average Unit Size (SF)            840                              833
   Land Area (Acre)                  23.6000                          12.6500
   Density (Units/Acre)              24.4                             29.0
   Parking Ratio (Spaces/Unit)       N/A                              N/A
   Parking Type (Gr., Cov., etc.)    Open, Covered                    Open
CONDITION:                           Average                          Average
APPEAL:                              Average                          Average
AMENITIES:
   Pool/Spa                          Yes/Yes                          Yes/Yes
   Gym Room                          Yes                              Yes
   Laundry Room                      Yes                              Yes
   Secured Parking                   Yes                              Yes
   Sport Courts                      Yes                              No
   Washer/Dryer Connection           Yes                              Yes
   BBQ Equipment                     No                               No
   Business Center                   No                               No
OCCUPANCY:                           Unavailable                      89%
TRANSACTION DATA:
   Sale Date                         January, 2001                    July, 2002
   Sale Price ($)                    $23,500,000                      $16,150,000
   Grantor                           SSR Apartment Value Fund LP      EQR-SWN Line Vistas, Inc.
   Grantee                           Cypress Club Investors LP        Celebration at Westchase
                                                                      Apartments LP
   Sale Documentation                U853160                          V971933
   Verification                      CompsInc.                        CompsInc.
   Telephone Number
ESTIMATED PRO-FORMA:                   Total $   $/Unit     $/SF         Total $    $/Unit   $/SF
   Potential Gross Income            $        0  $    0    $0.00       $        0   $    0   $0.00
   Vacancy/Credit Loss               $        0  $    0    $0.00       $        0   $    0   $0.00
   Effective Gross Income            $4,631,040  $8,040    $9.57       $        0   $    0   $0.00
   Operating Expenses                $1,935,392  $3,360    $4.00       $        0   $    0   $0.00
   Net Operating Income              $2,695,648  $4,680    $5.57       $1,295,230   $3,529   $4.24
NOTES:

    PRICE PER UNIT                                 $40,799                      $44,005
    PRICE PER SQUARE FOOT                          $ 48.57                      $ 52.85
    EXPENSE RATIO                                    41.8%                          N/A
    EGIM                                             5.07                           N/A
    OVERALL CAP RATE                                11.47%                         8.02%

    Cap Rate based on Pro Forma
        or Actual Income?                       PRO FORMA                          ACTUAL

                                                 COMPARABLE
           DESCRIPTION                              I - 5
---------------------------------      -------------------------------
   Property Name                       Water Song Apartments
LOCATION:
   Address                             11770 Westheimer Road
   City, State                         Houston, Texas
   County                              Harris
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)              206,916
   Year Built                          1978
   Number of Units                     272
   Unit Mix:                            Type                      Total
                                       1Br/1Ba                      52
                                       2Br/2Ba                     158
                                       3Br/2Ba                      62

   Average Unit Size (SF)              761
   Land Area (Acre)                    8.7900
   Density (Units/Acre)                30.9
   Parking Ratio (Spaces/Unit)         N/A
   Parking Type (Gr., Cov., etc.)      Open, Covered
CONDITION:                             Average
APPEAL:                                Average
AMENITIES:
   Pool/Spa                            Yes/Yes
   Gym Room                            No
   Laundry Room                        No
   Secured Parking                     Yes
   Sport Courts                        No
   Washer/Dryer Connection             Yes
   BBQ Equipment                       No
   Business Center                     No
OCCUPANCY:                             94%
TRANSACTION DATA:
   Sale Date                           January, 2003
   Sale Price ($)                      $10,295,000
   Grantor                             Treehouse Equities LP

   Grantee                             Waso Apartments Ltd.

   Sale Documentation                  W364854
   Verification                        CompsInc.
   Telephone Number
ESTIMATED PRO-FORMA:                      Total $     $/Unit     $/SF
   Potential Gross Income               $1,986,120   $ 7,302     $9.60
   Vacancy/Credit Loss                  $  119,167   $   438     $0.58
   Effective Gross Income               $1,866,953   $ 6,864     $9.02
   Operating Expenses                   $  940,304   $ 3,457     $4.54
   Net Operating Income                 $  926,649   $ 3,407     $4.48
NOTES:                                 According to CompsInc.,
                                       the buyer was to spend
                                        $1,875,000 for remodel/
                                       reab cost.
    PRICE PER UNIT                                   $37,849
    PRICE PER SQUARE FOOT                            $ 49.75
    EXPENSE RATIO                                       50.4%
    EGIM                                                5.51
    OVERALL CAP RATE                                    9.00%
    Cap Rate based on Pro Forma
         or Actual Income?                            ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 23
LAKESIDE PLACE, HOUSTON, TEXAS

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $37,076 to $49,134 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $47,690 to $56,504 per unit with a mean or average adjusted price of $50,392 per unit. The median adjusted price is $48,958 per unit. Based on the following analysis, we have concluded to a value of $49,000 per unit, which results in an "as is" value of $35,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 24
LAKESIDE PLACE, HOUSTON, TEXAS

SALES ADJUSTMENT GRID

                                                                         COMPARABLE                         COMPARABLE
           DESCRIPTION                       SUBJECT                       I - 1                              I - 2
----------------------------------     ------------------        ------------------------------    ---------------------------
        Property Name                  Lakeside Place            The Wallingford                   The Mills Apartments
        Address                        201 & 301 Wilcrest        2750 Wallingford                  10225 Bissonnet
        City                           Houston, Texas            Houston, Texas                    Houston, Texas
        Sale Date                                                December, 2002                    February, 2003
        Sale Price ($)                                           $22,700,000                       $26,250,000
        Net Rentable Area (SF)         780,229                   363,748                           613,680
        Number of Units                734                       462                               708
        Price Per Unit                                           $49,134                           $37,076
        Year Built                     1977                      1980                              1979
        Land Area (Acre)               32.3720                   14.8200                           24.1230
VALUE ADJUSTMENTS                         DESCRIPTION               DESCRIPTION       ADJ.            DESCRIPTION      ADJ.
        Property Rights Conveyed       Fee Simple Estate         Fee Simple Estate           0%    Fee Simple Estate        0%
        Financing                                                Cash To Seller              0%    Cash To Seller           0%
        Conditions of Sale                                       Arm's Length                0%    Arm's Length             0%
        Date of Sale (Time)                                      12-2002                     0%    02-2003                  0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                           $49,134                           $37,076
        Location                                                 Comparable                  0%    Inferior                 5%
        Number of Units                734                       462                        -5%    708                      0%
        Quality / Appeal               Average                   Inferior                    5%    Inferior                10%
        Age / Condition                1977                      1980 / Average              0%    1979 / Average           5%
        Occupancy at Sale              90%                       95%                        -5%    93%                     -5%
        Amenities                      Good                      Comparable                  0%    Comparable               0%
        Average Unit Size (SF)         1,063                     787                        20%    867                     15%
PHYSICAL ADJUSTMENT                                                                         15%                            30%
FINAL ADJUSTED VALUE ($/UNIT)                                                 $56,504                           $48,199

                                               COMPARABLE                         COMPARABLE
          DESCRIPTION                            I - 3                               I - 4
----------------------------------     ---------------------------       ----------------------------
        Property Name                  Madison at Westchase              Celebration at Westchase
        Address                        9801 Meadowglen Lane              10936-10940 Meadowglen
                                                                         Lane
        City                           Houston, Texas                    Houston, Texas
        Sale Date                      January, 2001                     July, 2002
        Sale Price ($)                 $23,500,000                       $16,150,000
        Net Rentable Area (SF)         483,848                           305,609
        Number of Units                576                               367
        Price Per Unit                 $40,799                           $44,005
        Year Built                     1978                              1980
        Land Area (Acre)               23.6000                           12.6500
VALUE ADJUSTMENTS                          DESCRIPTION         ADJ.         DESCRIPTION            ADJ.
        Property Rights Conveyed       Fee Simple Estate        0%       Fee Simple Estate          0%
        Financing                      Cash To Seller           0%       Cash To Seller             0%
        Conditions of Sale             Arm's Length             0%       Arm's Length               0%
        Date of Sale (Time)            01-2001                  0%       07-2002                    0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)               $40,799                           $44,005
        Location                       Inferior                 5%       Inferior                   5%
        Number of Units                576                     -5%       367                      -10%
        Quality / Appeal               Inferior                10%       Inferior                   5%
        Age / Condition                1978 / Average           0%       1980 / Average             0%
        Occupancy at Sale              Unavailable              0%       89%                        0%
        Amenities                      Superior                -5%       Comparable                 0%
        Average Unit Size (SF)         840                     15%       833                       15%
PHYSICAL ADJUSTMENT                                            20%                                 15%
FINAL ADJUSTED VALUE ($/UNIT)                    $48,958                            $50,606

                                                COMPARABLE
            DESCRIPTION                           I - 5
----------------------------------     -----------------------------
        Property Name                  Water Song Apartments
        Address                        11770 Westheimer Road
        City                           Houston, Texas
        Sale Date                      January, 2003
        Sale Price ($)                 $10,295,000
        Net Rentable Area (SF)         206,916
        Number of Units                272
        Price Per Unit                 $37,849
        Year Built                     1978
        Land Area (Acre)               8.7900
VALUE ADJUSTMENTS                         DESCRIPTION             ADJ.
        Property Rights Conveyed       Fee Simple Estate           0%
        Financing                      Cash To Seller              0%
        Conditions of Sale             Deferred Maintenance       20%
        Date of Sale (Time)            01-2003                     0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)               $45,419
        Location                       Comparable                  0%
        Number of Units                272                       -10%
        Quality / Appeal               Comparable                  0%
        Age / Condition                1978 / Average              0%
        Occupancy at Sale              94%                        -5%
        Amenities                      Comparable                  0%
        Average Unit Size (SF)         761                        20%
PHYSICAL ADJUSTMENT                                                5%
FINAL ADJUSTED VALUE ($/UNIT)                     $47,690

SUMMARY

VALUE RANGE (PER UNIT)                            $ 47,690              TO           $ 56,504
MEAN (PER UNIT)                                   $ 50,392
MEDIAN (PER UNIT)                                 $ 48,958
VALUE CONCLUSION (PER UNIT)                       $ 49,000

VALUE OF IMPROVEMENT & MAIN SITE                                                     $35,966,000
        DEFERRED MAINTENANCE                                                        -$   190,000
        PV OF CONCESSIONS                                                           -$   584,000
VALUE INDICATED BY SALES COMPARISON APPROACH                                         $35,192,000
ROUNDED                                                                              $35,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 25
LAKESIDE PLACE, HOUSTON, TEXAS

                             NOI PER UNIT COMPARISON

                         SALE PRICE                   NOI/        SUBJECT NOI
COMPARABLE     NO. OF    -----------              -----------    --------------    ADJUSTMENT        INDICATED
    NO.        UNITS     PRICE/UNIT      OAR        NOI/UNIT     SUBJ. NOI/UNIT      FACTOR          VALUE/UNIT
----------     ------    -----------    ------    -----------    --------------    ----------      ------------
   I-1          462      $22,700,000     7.84%     $1,780,166      $3,600,853       1.273             $62,557
                         $    49,134               $    3,853      $    4,906
   I-2          708      $26,250,000     9.22%     $2,421,070      $3,600,853       1.435             $53,190
                         $    37,076               $    3,420      $    4,906
   I-3          576      $23,500,000    11.47%     $2,695,648      $3,600,853       1.048             $42,768
                         $    40,799               $    4,680      $    4,906
   I-4          367      $16,150,000     8.02%     $1,295,230      $3,600,853       1.390             $61,170
                         $    44,005               $    3,529      $    4,906
   I-5          272      $10,295,000     9.00%     $  926,649      $3,600,853       1.440             $54,503
                         $    37,849               $    3,407      $    4,906

                                   PRICE/UNIT

  Low             High       Average        Median

$42,768        $62,557       $54,837       $54,503

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

  Estimated Price Per Unit               $   48,000
  Number of Units                               734

  Value                                  $35,232,000
    Deferred Maintenance                -$   190,000
    PV of Concessions                   -$   584,000
                                         -----------
  Value Based on NOI Analysis            $34,458,000
                         Rounded         $34,500,000

The adjusted sales indicate a range of value between $42,768 and $62,557 per unit, with an average of $54,837 per unit. Based on the subject's competitive position within the improved sales, a value of $48,000 per unit is estimated. This indicates an "as is" market value of $34,500,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 26
LAKESIDE PLACE, HOUSTON, TEXAS

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                          SALE PRICE
COMPARABLE     NO. OF     ----------      EFFECTIVE      OPERATING                   SUBJECT
    NO.         UNITS     PRICE/UNIT    GROSS INCOME      EXPENSE        OER       PROJECTED OER       EGIM
----------     ------    -----------    ------------    -----------    -------    ---------------    ---------
    I-1          462     $22,700,000     $3,515,816     $1,735,650      49.37%                          6.46
                         $    49,134
    I-2          708     $26,250,000     $4,595,428     $2,174,358      47.32%                          5.71
                         $    37,076
    I-3          576     $23,500,000     $4,631,040     $1,935,392      41.79%                          5.07
                         $    40,799                                                  41.84%
    I-4          367     $16,150,000
                         $    44,005
    I-5          272     $10,295,000     $1,866,953     $  940,304      50.37%                          5.51
                         $    37,849

                                      EGIM

 Low     High       Average     Median
5.07     6.46        5.69        5.61


               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                          5.25
Subject EGI                                      $ 6,633,367

Value                                            $34,825,179

  Deferred Maintenance                          -$   190,000
  PV of Concessions                             -$   584,000
                                                 -----------
Value Based on EGIM Analysis                     $34,051,179
                                 Rounded         $34,100,000

                  Value Per Unit                 $    46,458

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 41.84% before reserves. The comparable sales indicate a range of expense ratios from 41.79% to 50.37%, while their EGIMs range from 5.07 to 6.46. Overall, we conclude to an EGIM of 5.25, which results in an "as is" value estimate in the EGIM Analysis of $34,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $34,500,000.

Price Per Unit                                                 $35,200,000
NOI Per Unit                                                   $34,500,000
EGIM Analysis                                                  $34,100,000

Sales Comparison Conclusion                                    $34,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
LAKESIDE PLACE, HOUSTON, TEXAS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
LAKESIDE PLACE, HOUSTON, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                          AVERAGE
                                    -------------------
    UNIT TYPE        SQUARE FEET    PER UNIT    PER SF     % OCCUPIED
------------------   -----------    --------   --------   -------------
1A10 - Dogwood            545        $  544     $1.00         95.2%
1B10 - Boxwood            724        $  595     $0.82         85.9%
1C10 - Pinewood II        796        $  610     $0.77         90.6%
1D10 - Pinewood           813        $  604     $0.74         90.5%
1E10 - Elmwood            891        $  641     $0.72         90.5%
1F10 - Teakwood           981        $  661     $0.67         91.7%
1G10 - Tallowood          992        $  695     $0.70         91.7%
2A20 - Maplewood        1,224        $  832     $0.68         83.2%
2A25 - Hazelwood        1,530        $1,013     $0.66         89.3%
2B20 - Briarwood        1,253        $  846     $0.68         92.3%
3A20 - Cypresswood      1,400        $1,007     $0.72         97.2%
3A25 - Redwood          1,791        $1,148     $0.64         86.1%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
LAKESIDE PLACE, HOUSTON, TEXAS

                                  RENT ANALYSIS

                                                                                COMPARABLE RENTS
                                                                    ---------------------------------------------
                                                                       R-1        R-2       R-3            R-4
                                                                    ---------------------------------------------
                                                                    Westchase  La Mirage  The Park at   Waters at
                                                                      Ranch     Resort     Lakeside     Kirkwood
                                                                    ---------------------------------------------
                                                                               COMPARISON TO SUBJECT
                                               SUBJECT    SUBJECT   ---------------------------------------------
                             SUBJECT UNIT       ACTUAL    ASKING    Slightly
       DESCRIPTION              TYPE             RENT      RENT     Superior   Superior    Superior     Superior
------------------------   -----------------   -------   --------   ---------  ---------  -----------   ---------
Monthly Rent                1A10 - DOGWOOD     $   544   $    544   $    445   $    510                 $     485
Unit Area (SF)                                     545        545        475        584                       509
Monthly Rent Per Sq. Ft.                       $  1.00   $   1.00   $   0.94   $   0.87                 $    0.95

Monthly Rent                1B10 - BOXWOOD     $   595   $    639   $    505   $    555      $    569   $     550
Unit Area (SF)                                     724        724        690        639           660         684
Monthly Rent Per Sq. Ft.                       $  0.82   $   0.88   $   0.73   $   0.87      $   0.86   $    0.80

Monthly Rent                1C10 - PINEWOOD    $   610   $    669              $    635
Unit Area (SF)              II                     796        796                   782
Monthly Rent Per Sq. Ft.                       $  0.77   $   0.84              $   0.81

Monthly Rent                1D10 - PINEWOOD    $   604   $    594   $    525   $    635
Unit Area (SF)                                     813        813        730        758
Monthly Rent Per Sq. Ft.                       $  0.74   $   0.73   $   0.72   $   0.84

Monthly Rent                1E10 - ELMWOOD     $   641   $    699   $    625
Unit Area (SF)                                     891        891        900
Monthly Rent Per Sq. Ft.                       $  0.72   $   0.78   $   0.69

Monthly Rent                1F10 -             $   661   $    724              $    705      $    744
Unit Area (SF)              TEAKWOOD               981        981                   890         1,025
Monthly Rent Per Sq. Ft.                       $  0.67   $   0.74              $   0.79      $   0.73

Monthly Rent                1G10 -             $   695   $    739              $    702
Unit Area (SF)              TALLOWOOD              992        992                   845
Monthly Rent Per Sq. Ft.                       $  0.70   $   0.74              $   0.83

Monthly Rent                2A20 -             $   832   $    904              $    775                 $     655
Unit Area (SF)              MAPLEWOOD            1,224      1,224                   994                       880
Monthly Rent Per Sq. Ft.                       $  0.68   $   0.74              $   0.78                 $    0.74

Monthly Rent                2A25 -             $ 1,013   $  1,054
Unit Area (SF)              HAZELWOOD            1,530      1,530
Monthly Rent Per Sq. Ft.                       $  0.66   $   0.69

Monthly Rent                2B20 -             $   846   $    924   $    765   $    768
Unit Area (SF)              BRIARWOOD            1,253      1,253      1,040      1,026
Monthly Rent Per Sq. Ft.                       $  0.68   $   0.74   $   0.74   $   0.75

Monthly Rent                3A20 -             $ 1,007   $  1,074   $    830   $    910                 $     830
Unit Area (SF)              CYPRESSWOOD          1,400      1,400      1,150      1,250                     1,025
Monthly Rent Per Sq. Ft.                       $  0.72   4   0.77   $   0.72   $   0.73                 $    0.81

Monthly Rent                3A25 - REDWOOD     $ 1,148   $  1,339                            $    914
Unit Area (SF)                                   1,791      1,791                               1,308
Monthly Rent Per Sq. Ft.                       $  0.64   $   0.75                            $   0.70

       DESCRIPTION             MIN       MAX   MEDIAN    AVERAGE
------------------------      ------   ------  -------  ---------
Monthly Rent                  $  445   $  510   $  485   $   480
Unit Area (SF)                   475      584      509       523
Monthly Rent Per Sq. Ft.      $ 0.87   $ 0.95   $ 0.94   $  0.92

Monthly Rent                  $  505   $  569   $  553   $   545
Unit Area (SF)                   639      690      672       668
Monthly Rent Per Sq. Ft.      $ 0.73   $ 0.87   $ 0.83   $  0.82

Monthly Rent                  $  635   $  635   $  635   $   635
Unit Area (SF)                   782      782      782       782
Monthly Rent Per Sq. Ft.      $ 0.81   $ 0.81   $ 0.81   $  0.81

Monthly Rent                  $  525   $  635   $  580   $   580
Unit Area (SF)                   730      758      744       744
Monthly Rent Per Sq. Ft.      $ 0.72   $ 0.84   $ 0.78   $  0.78

Monthly Rent                  $  625   $  625   $  625   $   625
Unit Area (SF)                   900      900      900       900
Monthly Rent Per Sq. Ft.      $ 0.69   $ 0.69   $ 0.69   $  0.69

Monthly Rent                  $  705   $  744   $  725   $   725
Unit Area (SF)                   890    1,025      957       957
Monthly Rent Per Sq. Ft.      $ 0.73   $ 0.79   $ 0.76   $  0.76

Monthly Rent                  $  702   $  702   $  702   $   702
Unit Area (SF)                   845      845      845       845
Monthly Rent Per Sq. Ft.      $ 0.83   $ 0.83   $ 0.83   $  0.83

Monthly Rent                  $  655   $  775   $  715   $   715
Unit Area (SF)                   880      994      937       937
Monthly Rent Per Sq. Ft.      $ 0.74   $ 0.78   $ 0.76   $  0.76

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                  $  765   $  768   $  767   $   767
Unit Area (SF)                 1,026    1,040    1,033     1,033
Monthly Rent Per Sq. Ft.      $ 0.74   $ 0.75   $ 0.74   $  0.74

Monthly Rent                  $  830   $  910   $  830   $   857
Unit Area (SF)                 1,025    1,250    1,150     1,142
Monthly Rent Per Sq. Ft.      $ 0.72   $ 0.81   $ 0.73   $  0.75

Monthly Rent                  $  914   $  914   $  914   $   914
Unit Area (SF)                 1,308    1,308    1,308     1,308
Monthly Rent Per Sq. Ft.      $ 0.70   $ 0.70   $ 0.70   $  0.70

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
LAKESIDE PLACE, HOUSTON, TEXAS

                         GROSS RENTAL INCOME PROJECTION

                                                          MARKET RENT
                                                      -------------------
   UNIT TYPE          NUMBER OF UNITS  SQUARE FEET    PER UNIT    PER SF    MONTHLY INCOME    ANNUAL INCOME
------------------    ---------------  -----------    --------    -------   --------------    --------------
1A10 - Dogwood              21              545        $  537      $0.99        $   11,277        $  135,324
1B10 - Boxwood              64              724        $  600      $0.83        $   38,400        $  460,800
1C10 - Pinewood II          32              796        $  610      $0.77        $   19,520        $  234,240
1D10 - Pinewood             84              813        $  589      $0.72        $   49,476        $  593,712
1E10 - Elmwood              84              891        $  645      $0.72        $   54,180        $  650,160
1F10 - Teakwood             60              981        $  714      $0.73        $   42,840        $  514,080
1G10 - Tallowood            84              992        $  725      $0.73        $   60,900        $  730,800
2A20 - Maplewood           101            1,224        $  872      $0.71        $   88,072        $1,056,864
2A25 - Hazelwood            28            1,530        $1,036      $0.68        $   29,008        $  348,096
2B20 - Briarwood           104            1,253        $  894      $0.71        $   92,976        $1,115,712
3A20 - Cypresswood          36            1,400        $1,020      $0.73        $   36,720        $  440,640
3A25 - Redwood              36            1,791        $1,150      $0.64        $   41,400        $  496,800
                                                                                ----------        ----------
                                                                  Totals        $  564,769        $6,777,228
                                                                                ----------        ----------

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
LAKESIDE PLACE, HOUSTON, TEXAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                          FISCAL YEAR       2000        FISCAL YEAR      2001        FISCAL YEAR       2002
                                        --------------------------------------------------------------------------------------
                                                   ACTUAL                       ACTUAL                         ACTUAL
                                        --------------------------------------------------------------------------------------
            DESCRIPTION                     TOTAL        PER UNIT        TOTAL         PER UNIT        TOTAL         PER UNIT
-------------------------------------------------------------------------------------------------------------------------------
Revenues
          Rental Income                 $  6,441,577   $      8,776   $  6,561,251   $      8,939   $  6,670,002   $      9,087

          Vacancy                       $    511,322   $        697   $    429,932   $        586   $    429,001   $        584
          Credit Loss/Concessions       $    153,564   $        209   $    103,802   $        141   $    171,081   $        233
                                        ---------------------------------------------------------------------------------------
                Subtotal                $    664,886   $        906   $    533,734   $        727   $    600,082   $        818
          Laundry Income                $     13,573   $         18   $     10,965   $         15   $     12,312   $         17
          Garage Revenue                $          0   $          0   $          0   $          0   $          0   $          0
          Other Misc. Revenue           $    231,925   $        316   $    346,474   $        472   $    468,156   $        638
                                        ---------------------------------------------------------------------------------------
                Subtotal Other Income   $    245,498   $        334   $    357,439   $        487   $    480,468   $        655
                                        ---------------------------------------------------------------------------------------
Effective Gross Income                  $  6,022,189   $      8,205   $  6,384,956   $      8,699   $  6,550,388   $      8,924

Operating Expenses
          Taxes                         $    683,946   $        932   $    693,726   $        945   $    719,920   $        981
          Insurance                     $     86,604   $        118   $    142,099   $        194   $    218,350   $        297
          Utilities                     $    463,694   $        632   $    511,369   $        697   $    415,880   $        567
          Repair & Maintenance          $    269,983   $        368   $    239,254   $        326   $    190,663   $        260
          Cleaning                      $          0   $          0   $          0   $          0   $          0   $          0
          Landscaping                   $     92,241   $        126   $    105,422   $        144   $    102,330   $        139
          Security                      $      9,780   $         13   $     10,406   $         14   $      9,730   $         13
          Marketing & Leasing           $    156,702   $        213   $    122,580   $        167   $     91,703   $        125
          General Administrative        $    538,112   $        733   $    581,939   $        793   $    596,636   $        813
          Management                    $    306,022   $        417   $    318,406   $        434   $    324,865   $        443
          Miscellaneous                 $          0   $          0   $          0   $          0   $          0   $          0
                                        ---------------------------------------------------------------------------------------
Total Operating Expenses                $  2,607,084   $      3,552   $  2,725,201   $      3,713   $  2,670,077   $      3,638

          Reserves                      $          0   $          0   $          0   $          0   $          0   $          0
                                        ---------------------------------------------------------------------------------------
Net Income                              $  3,415,105   $      4,653   $  3,659,755   $      4,986   $  3,880,311   $      5,287
                                        ---------------------------------------------------------------------------------------

                                            FISCAL YEAR     2003        ANNUALIZED      2003
                                        ---------------------------------------------------------
                                               MANAGEMENT BUDGET              PROJECTION
                                        ---------------------------------------------------------
           DESCRIPTION                      TOTAL        PER UNIT        TOTAL         PER UNIT
-------------------------------------------------------------------------------------------------
Revenues
          Rental Income                 $  6,819,898   $      9,291   $  6,681,132   $      9,102

          Vacancy                       $    386,520   $        527   $    817,640   $      1,114
          Credit Loss/Concessions       $    140,400   $        191   $    164,468   $        224
                                        ---------------------------------------------------------
             Subtotal                   $    526,920   $        718   $    982,108   $      1,338

          Laundry Income                $     35,724   $         49   $     16,892   $         23
          Garage Revenue                $          0   $          0   $          0   $          0
          Other Misc. Revenue           $    445,344   $        607   $    361,552   $        493
                                        ---------------------------------------------------------
             Subtotal Other Income      $    481,068   $        655   $    378,444   $        516
                                        ---------------------------------------------------------
Effective Gross Income                  $  6,774,046   $      9,229   $  6,077,468   $      8,280

Operating Expenses
          Taxes                         $    731,927   $        997   $    733,704   $      1,000
          Insurance                     $    247,645   $        337   $    245,332   $        334
          Utilities                     $    408,000   $        556   $    371,760   $        506
          Repair & Maintenance          $    216,120   $        294   $    172,312   $        235
          Cleaning                      $          0   $          0   $          0   $          0
          Landscaping                   $    168,000   $        229   $    118,636   $        162
          Security                      $          0   $          0   $     10,988   $         15
          Marketing & Leasing           $    101,340   $        138   $     73,504   $        100
          General Administrative        $    594,991   $        811   $    620,768   $        846
          Management                    $    342,911   $        467   $    310,000   $        422
          Miscellaneous                 $          0   $          0   $          0   $          0
                                        ---------------------------------------------------------
Total Operating Expenses                $  2,810,934   $      3,830   $  2,657,004   $      3,620

           Reserves                     $          0   $          0   $          0   $          0
                                        ---------------------------------------------------------
Net Income                              $  3,963,112   $      5,399   $  3,420,464   $      4,660
                                        ---------------------------------------------------------

                                                      AAA PROJECTION
                                        -----------------------------------------
           DESCRIPTION                     TOTAL        PER UNIT            %
---------------------------------------------------------------------------------
Revenues
          Rental Income                 $  6,681,132  $      9,233          100.0%
          Vacancy                       $    474,406  $        646            7.0%
          Credit Loss/Concessions       $    131,545  $        185            2.0%
                                        -----------------------------------------
               Subtotal                 $    609,951  $        831            9.0%

          Laundry Income                $     18,350  $         25            0.3%
          Garage Revenue                $          0  $          0            0.0%
          Other Misc. Revenue           $    447,740  $        610            6.6%
                                        -----------------------------------------
               Subtotal Other Income    $    466,090  $        635            6.9%
                                        -----------------------------------------
Effective Gross Income                  $  6,633,367  $      9,037          100.0%

Operating Expenses
          Taxes                         $    789,050  $      1,075           11.9%
          Insurance                     $    249,560  $        340            3.8%
          Utilities                     $    411,040  $        560            6.2%
          Repair & Maintenance          $    220,200  $        300            3.3%
          Cleaning                      $          0  $          0            0.0%
          Landscaping                   $    128,450  $        175            1.9%
          Security                      $     11,010  $         15            0.2%
          Marketing & Leasing           $    102,760  $        140            1.5%
          General Administrative        $    598,210  $        815            9.0%
          Management                    $    265,335  $        361            4.0%
          Miscellaneous                 $          0  $          0            0.0%
                                        -----------------------------------------
Total Operating Expenses                $  2,775,615  $      3,781           41.8%

          Reserves                      $    256,900  $        350            9.3%
                                        -----------------------------------------
Net Income                              $  3,600,853  $      4,906           54.3%
                                        -----------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 9% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
LAKESIDE PLACE, HOUSTON, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $350 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are some major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an additional $190,000 has been deducted.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                        CAPITALIZATION RATES
             --------------------------------------------
                  GOING-IN                TERMINAL
             --------------------------------------------
              LOW          HIGH       LOW           HIGH
             -----        ------     -----         ------
RANGE        6.00%        10.00%     7.00%         10.00%
AVERAGE            8.14%                   8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 33
LAKESIDE PLACE, HOUSTON, TEXAS

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.    SALE DATE      OCCUP.       PRICE/UNIT     OAR
---------    ---------    -----------    ----------   -------
   I-1        Dec-02          95%          $49,134      7.84%
   I-2        Feb-03          93%          $37,076      9.22%
   I-3        Jan-01      Unavailable      $40,799     11.47%
   I-4        Jul-02          89%          $44,005      8.02%
   I-5        Jan-03          94%          $37,849      9.00%
                                              High     11.47%
                                               Low      7.84%
                                           Average      9.11%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.50% indicates a value of $35,900,000. In this instance, the reversion figure contributes approximately 37% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 34
LAKESIDE PLACE, HOUSTON, TEXAS

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
LAKESIDE PLACE, HOUSTON, TEXAS

DISCOUNTED CASH FLOW ANALYSIS

                                 LAKESIDE PLACE

                     YEAR                              APR-2004       APR-2005        APR-2006         APR-2007
                  FISCAL YEAR                              1              2               3               4
-----------------------------------------------------------------------------------------------------------------
REVENUE
            Base Rent                                $  6,777,228    $  6,980,545    $  7,189,961    $  7,405,660

            Vacancy                                  $    474,406    $    488,638    $    503,297    $    518,396
            Credit Loss                              $    135,545    $    139,611    $    143,799    $    148,113
            Concessions                              $    367,100    $    139,611    $    143,799    $     74,057
                                                     ------------------------------------------------------------
                  Subtotal                           $    977,050    $    767,860    $    790,896    $    740,566

            Laundry Income                           $     18,350    $     18,901    $     19,468    $     20,052
            Garage Revenue                           $          0    $          0    $          0    $          0
            Other Misc. Revenue                      $    447,740    $    461,172    $    475,007    $    489,258
                                                     ------------------------------------------------------------
                      Subtotal Other Income          $    466,090    $    480,073    $    494,475    $    509,309

                                                     ------------------------------------------------------------
EFFECTIVE GROSS INCOME                               $  6,266,268    $  6,692,758    $  6,893,540    $  7,174,403

OPERATING EXPENSES:
            Taxes                                    $    789,050    $    812,722    $    837,103    $    862,216
            Insurance                                $    249,560    $    257,047    $    264,758    $    272,701
            Utilities                                $    411,040    $    423,371    $    436,072    $    449,155
            Repair & Maintenance                     $    220,200    $    226,806    $    233,610    $    240,618
            Cleaning                                 $          0    $          0    $          0    $          0
            Landscaping                              $    128,450    $    132,304    $    136,273    $    140,361
            Security                                 $     11,010    $     11,340    $     11,681    $     12,031
            Marketing & Leasing                      $    102,760    $    105,843    $    109,018    $    112,289
            General Administrative                   $    598,210    $    616,156    $    634,641    $    653,680
            Management                               $    250,651    $    267,710    $    275,742    $    286,976
            Miscellaneous                            $          0    $          0    $          0    $          0
                                                     ------------------------------------------------------------
TOTAL OPERATING EXPENSES                             $  2,760,931    $  2,853,299    $  2,938,898    $  3,030,027

            Reserves                                 $    256,900    $    264,607    $    272,545    $    280,722

                                                     ------------------------------------------------------------
NET OPERATING INCOME                                 $  3,248,437    $  3,574,852    $  3,682,097    $  3,863,655

            Operating Expense Ratio (% of EGI)               44.1%           42.6%           42.6%           42.2%
            Operating Expense Per Unit               $      3,761    $      3,887    $      4,004    $      4,128

                       YEAR                            APR-2008        APR-2009        APR-2010        APR-2011        APR-2012
                    FISCAL YEAR                           5                6              7               8                9
---------------------------------------------------------------------------------------------------------------------------------
REVENUE
            Base Rent                                $  7,627,830    $  7,856,665    $  8,092,365    $  8,335,136    $  8,585,190

            Vacancy                                  $    533,948    $    549,967    $    566,466    $    583,459    $    600,963
            Credit Loss                              $    152,557    $    157,133    $    161,847    $    166,703    $    171,704
            Concessions                              $          0    $          0    $          0    $          0    $          0
                                                     ----------------------------------------------------------------------------
                  Subtotal                           $    686,505    $    707,100    $    728,313    $    750,162    $    772,667

            Laundry Income                           $     20,653    $     21,273    $     21,911    $     22,568    $     23,245
            Garage Revenue                           $          0    $          0    $          0    $          0    $          0
            Other Misc. Revenue                      $    503,935    $    519,053    $    534,625    $    550,664    $    567,184
                                                     ----------------------------------------------------------------------------
                      Subtotal Other Income          $    524,588    $    540,326    $    556,536    $    573,232    $    590,429

                                                     ----------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                               $  7,465,914    $  7,689,891    $  7,920,588    $  8,158,205    $  8,402,951

OPERATING EXPENSES:
            Taxes                                    $    888,083    $    914,725    $    942,167    $    970,432    $    999,545
            Insurance                                $    280,882    $    289,308    $    297,988    $    306,927    $    316,135
            Utilities                                $    462,629    $    476,508    $    490,803    $    505,527    $    520,693
            Repair & Maintenance                     $    247,837    $    255,272    $    262,930    $    270,818    $    278,943
            Cleaning                                 $          0    $          0    $          0    $          0    $          0
            Landscaping                              $    144,572    $    148,909    $    153,376    $    157,977    $    162,717
            Security                                 $     12,392    $     12,764    $     13,147    $     13,541    $     13,947
            Marketing & Leasing                      $    115,657    $    119,127    $    122,701    $    126,382    $    130,173
            General Administrative                   $    673,291    $    693,489    $    714,294    $    735,723    $    757,795
            Management                               $    298,637    $    307,596    $    316,824    $    326,328    $    336,118
            Miscellaneous                            $          0    $          0    $          0    $          0    $          0
                                                     ----------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                             $  3,123,979    $  3,217,698    $  3,314,229    $  3,413,656    $  3,516,066

            Reserves                                 $    289,143    $    297,818    $    306,752    $    315,955    $    325,433

                                                     ----------------------------------------------------------------------------
NET OPERATING INCOME                                 $  4,052,792    $  4,174,375    $  4,299,607    $  4,428,595    $  4,561,453

            Operating Expense Ratio (% of EGI)               41.8%           41.8%           41.8%           41.8%           41.8%
            Operating Expense Per Unit               $      4,256    $      4,384    $      4,515    $      4,651    $      4,790

                     YEAR                              APR-2013        APR-2014
                  FISCAL YEAR                             10              11
---------------------------------------------------------------------------------
REVENUE
            Base Rent                                $  8,842,745    $  9,108,028

            Vacancy                                  $    618,992    $    637,562
            Credit Loss                              $    176,855    $    182,161
            Concessions                              $          0    $          0
                                                     ----------------------------
                  Subtotal                           $    795,847    $    819,722

            Laundry Income                           $     23,943    $     24,661
            Garage Revenue                           $          0    $          0
            Other Misc. Revenue                      $    584,199    $    601,725
                                                     ----------------------------
                      Subtotal Other Income          $    608,142    $    626,386

                                                     ----------------------------
EFFECTIVE GROSS INCOME                               $  8,655,040    $  8,914,691

OPERATING EXPENSES:
            Taxes                                    $  1,029,531    $  1,060,417
            Insurance                                $    325,619    $    335,388
            Utilities                                $    536,314    $    552,403
            Repair & Maintenance                     $    287,311    $    295,930
            Cleaning                                 $          0    $          0
            Landscaping                              $    167,598    $    172,626
            Security                                 $     14,366    $     14,797
            Marketing & Leasing                      $    134,078    $    138,101
            General Administrative                   $    780,528    $    803,944
            Management                               $    346,202    $    356,588
            Miscellaneous                            $          0    $          0
                                                     ----------------------------
TOTAL OPERATING EXPENSES                             $  3,621,548    $  3,730,194

            Reserves                                 $    335,196    $    345,252

                                                     ----------------------------
NET OPERATING INCOME                                 $  4,698,296    $  4,839,245

            Operating Expense Ratio (% of EGI)               41.8%           41.8%
            Operating Expense Per Unit               $      4,934    $      5,082

Estimated Stabilized NOI   $3,600,853   Sales Expense Rate    3.00%
Months to Stabilized                1   Discount Rate        12.50%
Stabilized Occupancy             93.0%  Terminal Cap Rate    11.00%

Gross Residual Sale Price   $43,993,137   Deferred Maintenance      -$    190,000
  Less: Sales Expense       $ 1,319,794   Add: Excess Land           $          0
                            -----------
Net Residual Sale Price     $42,673,343   Other Adjustments          $          0
                                                                     ------------
PV of Reversion             $13,141,091   Value Indicated By "DCF"   $ 35,932,358
Add: NPV of NOI             $22,981,266               Rounded        $ 35,900,000
                            -----------
PV Total                    $36,122,358

                          "DCF" VALUE SENSITIVITY TABLE

  TOTAL VALUE                            DISCOUNT RATE
---------------    -------------------------------------------------------------------
                      12.00%        12.25%        12.50%        12.75%        13.00%
          10.50%   $37,917,340   $37,326,462   $36,748,124   $36,182,015   $35,627,836
TERMINAL  10.75%   $37,582,597   $36,999,100   $36,427,964   $35,868,884   $35,321,564
CAP RATE  11.00%   $37,263,069   $36,686,619   $36,122,358   $35,569,987   $35,029,213
          11.25%   $36,957,743   $36,388,025   $35,830,333   $35,284,373   $34,749,856
          11.50%   $36,665,692   $36,102,413   $35,551,006   $35,011,178   $34,482,645

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 36
LAKESIDE PLACE, HOUSTON, TEXAS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $584,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 37
LAKESIDE PLACE, HOUSTON, TEXAS

                                 LAKESIDE PLACE

                                                                TOTAL      PER SQ. FT.   PER UNIT   %OF EGI
                                                             -----------   -----------   --------   -------
REVENUE
      Base Rent                                              $ 6,777,228   $      8.69   $  9,233

      Less: Vacancy & Collection Loss                 9.00%  $   609,951   $      0.78   $    831

      Plus: Other Income
            Laundry Income                                   $    18,350   $      0.02   $     25      0.28%
            Garage Revenue                                   $         0   $      0.00   $      0      0.00%
            Other Misc. Revenue                              $   447,740   $      0.57   $    610      6.75%
                                                             -----------   -----------   --------   -------
                   Subtotal Other Income                     $   466,090   $      0.60   $    635      7.03%

EFFECTIVE GROSS INCOME                                       $ 6,633,367   $      8.50   $  9,037

OPERATING EXPENSES:
      Taxes                                                  $   789,050   $      1.01   $  1,075     11.90%
      Insurance                                              $   249,560   $      0.32   $    340      3.76%
      Utilities                                              $   411,040   $      0.53   $    560      6.20%
      Repair & Maintenance                                   $   220,200   $      0.28   $    300      3.32%
      Cleaning                                               $         0   $      0.00   $      0      0.00%
      Landscaping                                            $   128,450   $      0.16   $    175      1.94%
      Security                                               $    11,010   $      0.01   $     15      0.17%
      Marketing & Leasing                                    $   102,760   $      0.13   $    140      1.55%
      General Administrative                                 $   598,210   $      0.77   $    815      9.02%
      Management                                      4.00%  $   265,335   $      0.34   $    361      4.00%
      Miscellaneous                                          $         0   $      0.00   $      0      0.00%

TOTAL OPERATING EXPENSES                                     $ 2,775,615   $      3.56   $  3,781     41.84%

      Reserves                                               $   256,900   $      0.33   $    350      3.87%

                                                             -----------   -----------   --------   -------
NET OPERATING INCOME                                         $ 3,600,853   $      4.62   $  4,906     54.28%

      "GOING IN" CAPITALIZATION RATE                               10.00%

      VALUE INDICATION                                       $36,008,528   $     46.15   $ 49,058

      DEFERRED MAINTENANCE                                  ($   190,000)

      PV OF CONCESSIONS                                     ($   584,000)

      "AS IS" VALUE INDICATION
                   (DIRECT CAPITALIZATION APPROACH)          $35,234,528

                                 ROUNDED                     $35,200,000   $     45.11   $ 47,956

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 38
LAKESIDE PLACE, HOUSTON, TEXAS

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE       VALUE       ROUNDED     $/UNIT      $/SF
--------   -----------   -----------   -------   ---------
 9.25%     $38,154,138   $38,200,000   $52,044   $48.96
 9.50%     $37,129,713   $37,100,000   $50,545   $47.55
 9.75%     $36,157,823   $36,200,000   $49,319   $46.40
10.00%     $35,234,528   $35,200,000   $47,956   $45.11
10.25%     $34,356,271   $34,400,000   $46,866   $44.09
10.50%     $33,519,836   $33,500,000   $45,640   $42.94
10.75%     $32,722,305   $32,700,000   $44,550   $41.91

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $35,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                     $35,900,000
Direct Capitalization Method                      $35,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $35,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 39
LAKESIDE PLACE, HOUSTON, TEXAS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                         Not Utilized
Sales Comparison Approach             $34,500,000
Income Approach                       $35,500,000
Reconciled Value                      $35,000,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 13, 2003 the market value of the fee simple estate in the property is:

                                   $35,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
LAKESIDE PLACE, HOUSTON, TEXAS

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKESIDE PLACE, HOUSTON, TEXAS

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKESIDE PLACE, HOUSTON, TEXAS

                              SUBJECT PHOTOGRAPHS


       [SUBJECT SIGNAGE PICTURE]         [EXTERIOR - APARTMENT BUILDING PICTURE]

[EXTERIOR - APARTMENT BUILDING PICTURE]  [EXTERIOR - APARTMENT BUILDING PICTURE]

    [SUBJECT PROPERTY POOL PICTURE]        [TYPICAL LAUNDRY BUILDING PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKESIDE PLACE, HOUSTON, TEXAS

                               SUBJECT PHOTOGRAPHS

       [LAUNDRY ROOM PICTURE]              [TYPICAL UNIT BREAKFAST AREA PICTURE]

[TYPICAL UNIT BEDROOM FINISH PICTURE]       [TYPICAL UNIT LIVING ROOM PICTURE]

   [TYPICAL UNIT KITCHEN PICTURE]               [EXTERIOR BUILDING PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKESIDE PLACE, HOUSTON, TEXAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKESIDE PLACE, HOUSTON, TEXAS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1                COMPARABLE I-2           COMPARABLE I-3 THE

        WALLINGFORD              THE MILLS APARTMENTS       MADISON AT WESTCHASE
     2750 Wallingford              10225 Bissonnet          9801 Meadowglen Lane
      Houston, Texas                Houston, Texas             Houston, Texas

         [PICTURE]                    [PICTURE]                   [PICTURE]

       COMPARABLE I-4               COMPARABLE I-5

 CELEBRATION AT WESTCHASE       WATER SONG APARTMENTS
10936-10940 Meadowglen Lane     11770 Westheimer Road
      Houston, Texas                Houston, Texas

        [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKESIDE PLACE, HOUSTON, TEXAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                          COMPARABLE
           DESCRIPTION                                SUBJECT                                                R - 1
----------------------------------    ---------------------------------------------    ---------------------------------------------
   Property Name                      Lakeside Place                                   Westchase Ranch
    Management Company                AIMCO                                            Alliance Management
LOCATION:
    Address                           201 & 301 Wilcrest                               2101 Hayes Road
    City, State                       Houston, Texas                                   Houston, Texas
    County                            Harris                                           Harris
    Proximity to Subject                                                               1 mile south
PHYSICAL CHARATERISTICS:
    Net Rentable Area (SF)            780,229                                          226,312
    Year Built                        1977                                             1979
    Effective Age                     26                                               24
    Building Structure Type           Brick, siding                                    Brick, siding
    Parking Type (Gr., Cov., etc.)    Open, Covered, Garage                            Open
    Number of Units                   734                                              296
    Unit Mix:                                Type            Unit    Qty.  Mo. Rent    Type        Unit   Qty.  Mo.
                                      1 1A10 - Dogwood         545    21     $  544       A         380         $435
                                      2 1B10 - Boxwood         724    64     $  595     1 B         475         $445
                                      3 1C10 - Pinewood II     796    32     $  610     2 C         690         $505
                                      4 1D10 - Pinewood        813    84     $  604     4 D         730         $525
                                      5 1E10 - Elmwood         891    84     $  641     5 E         900         $625
                                      6 1F10 - Teakwood        981    60     $  661    10 F       1,040         $765
                                      7 1G10 - Tallowood       992    84     $  695    11 G       1,150         $830
                                      8 2A20 - Maplewood     1,224   101     $  832
                                      9 2A25 - Hazelwood     1,530    28     $1,013
                                      10 2B20 - Briarwood    1,253   104     $  846
                                      11 3A20 - Cypresswood  1,400    36     $1,007
                                      12 3A25 - Redwood      1,791    36     $1,148
    Average Unit Size (SF)            1,063
    Unit Breakdown:                     Efficiency     3%     2-Bedroom         32%         Efficiency      UNK     2-Bedroom   UNK
                                        1-Bedroom     55%     3-Bedroom         10%         1-Bedroom       UNK     3-Bedroom   UNK
CONDITION:                            Average                                          Average
APPEAL:                               Average                                          Average
AMENITIES:
    Unit Amenities                           Attach. Garage    X    Vaulted Ceiling        Attach. Garage    X  Vaulted Ceiling
                                       X     Balcony           X    W/D Connect.        X  Balcony           X  W/D Connect.
                                       X     Fireplace                                  X  Fireplace
                                       X     Cable TV Ready                             X  Cable TV Ready
    Project Amenities                  X     Swimming Pool                              X  Swimming Pool
                                             Spa/Jacuzzi            Car Wash            X  Spa/Jacuzzi          Car Wash
                                             Basketball Court  X    BBQ Equipment          Basketball Court     BBQ Equipment
                                             Volleyball Court       Theater Room           Volleyball Court     Theater Room
                                       X     Sand Volley Ball       Meeting Hall           Sand Volley Ball     Meeting Hall
                                             Tennis Court      X    Secured Parking     X  Tennis Court      X  Secured Parking
                                             Racquet  Ball     X    Laundry Room           Racquet Ball      X  Laundry Room
                                             Jogging Track     X    Business Office        Jogging Track        Business Office
                                             Gym Room          X    Trash valet         X  Gym Room             Trash valet
                                                               X    Playground                                  Playground
OCCUPANCY:                            90%                                              93-94%
LEASING DATA:
    Available Leasing Terms           6 through 12                                     7, 13 month
    Concessions                       One month free on select floor plans, $99        1 month free on 13 month lease, 2 weeks free
                                        deposit, $25                                   7
    Pet Deposit                       $300 with $150 non-refundable                    $300 with $150 non-refundable
    Utilities Paid by Tenant:          X     Electric               Natural Gas         X  Electric             Natural Gas
                                       X     Water             X    Trash               X  Water             X  Trash
    Confirmation                      Michelle                                         Dennis
    Telephone Number                  713.780.7040                                     713.977.6081
NOTES:

COMPARISON TO SUBJECT:                                                                 Slightly Superior

                                                       COMPARABLE                                     COMPARABLE
           DESCRIPTION                                    R - 2                                         R - 3
----------------------------------    ---------------------------------------------    ------------------------------------------
    Property Name                     La Mirage Resort                                 The Park at Lakeside
    Management Company                SR Management                                    Pinnacle Management Company
LOCATION:
    Address                           10925 Briar Forest Drive                         10950 Briar Forest Drive
    City, State                       Houston, Texas                                   Houston, Texas
    County                            Harris                                           Harris
    Proximity to Subject              1 mile south                                     1 mile south
PHYSICAL CHARATERISTICS:
    Net Rentable Area (SF)            241,896                                          267,776
    Year Built                        1968                                             1986, 2001
    Effective Age                     35                                               17
    Building Structure Type           Brick, siding                                    Brick, siding
    Parking Type (Gr., Cov., etc.)    Open, covered                                    Open, covered
    Number of Units                   312                                              256
    Unit Mix:                             Type    Unit    Qty.    Mo.                   Type      Unit   Qty.    Mo.
                                        1  A       584     80    $510                   2 A        660          $569
                                        2  B       639     64    $555                   6 B        951          $699
                                        4  C       758     20    $635                   6 B-1    1,098          $789
                                        3  D       782     24    $635                  12 C      1,237          $889
                                        7  E       845     32    $702                  12 C-1    1,378          $939
                                        6  F       890     24    $705                     D      1,357          $975
                                        8  G       994     24    $775
                                       10  H     1,026     20    $768
                                       11  J     1,250     24    $910
    Average Unit Size (SF)            783
    Unit Breakdown:                     Efficiency   0% 2-Bedroom  32%                   Efficiency  UNK   2-Bedroom      UNK
                                        1-Bedroom   60% 3-Bedroom   8%                   1-Bedroom   UNK   3-Bedroom      UNK
CONDITION:                            Average                                          Slightly Superior
APPEAL:                               Average                                          Slightly Superior
AMENITIES:
    Unit Amenities                         Attach. Garage      Vaulted Ceiling              Attach. Garage        Vaulted Ceiling
                                       X  Balcony              W/D Connect.             X   Balcony           X   W/D Connect.
                                       X  Fireplace                                         Fireplace
                                       X  Cable TV Ready                                X   Cable TV Ready
    Project Amenities                  X  Swimming Pool                                 X   Swimming Pool
                                          Spa/Jacuzzi          Car Wash                 X   Spa/Jacuzzi           Car Wash
                                          Basketball Court     BBQ Equipment                Basketball Court  X   BBQ Equipment
                                          Volleyball Court     Theater Room                 Volleyball Court      Theater Room
                                          Sand Volley Ball     Meeting Hall                 Sand Volley Ball      Meeting Hall
                                          Tennis Court     X   Secured Parking              Tennis Court      X   Secured Parking
                                          Racquet Ball     X   Laundry Room             X   Racquet Ball      X   Laundry Room
                                       X  Jogging Track        Business Office              Jogging Track         Business Office
                                       X  Gym Room         X   Trash valet              X   Gym Room              Trash valet
                                                               Playground                                         Playground
OCCUPANCY:                            89%
LEASING DATA:
    Available Leasing Terms           6, 12 month                                      6 through 13 months
    Concessions                       1 month free on 13 month lease on 1 bedrooms     $99.00 move in special which includes
                                                                                          1st month
    Pet Deposit                       $400 with $200 non-refundable                    $400 with $200 non-refundable
    Utilities Paid by Tenant:          X  Electric              Natural Gas             X   Electric              Natural Gas
                                       X  Water                 Trash                   X   Water                 Trash
    Confirmation                      On site leasing agent                            On site leasing agent
    Telephone Number                  713.783.9273                                     713.784.6391
NOTES:

COMPARISON TO SUBJECT:                Superior                                         Superior

                                                              COMPARABLE
           DESCRIPTION                                          R - 4
----------------------------------       ----------------------------------------------
    Property Name                        Waters at Kirkwood
    Management Company                   RCA Management Company
LOCATION:
    Address                              11710 Briar Forest Drive
    City, State                          Houston, Texas
    County                               Harris
    Proximity to Subject                 1 mile south
PHYSICAL CHARATERISTICS:
    Net Rentable Area (SF)               168,768
    Year Built                           1980
    Effective Age                        23
    Building Structure Type              Brick, siding
    Parking Type (Gr., Cov., etc.)       Open
    Number of Units                      256
    Unit Mix:                                Type    Unit   Qty.         Mo.
                                          1 A         456    40         $455
                                          1 B         554    48         $510
                                          2 C         684    64         $550
                                          8 D         880    88         $655
                                         11 E       1,025    16         $830
    Average Unit Size (SF)               713
    Unit Breakdown:                        Efficiency     0%  2-Bedroom   39%
                                           1-Bedroom     54%  3-Bedroom    7%
CONDITION:                               Slightly Superior
APPEAL:                                  Good
AMENITIES:
    Unit Amenities                           Attach. Garage             Vaulted Ceiling
                                             Balcony             X      W/D Connect.
                                             Fireplace
                                          X  Cable TV Ready
    Project Amenities                     X  Swimming Pool
                                          X  Spa/Jacuzzi                Car Wash
                                             Basketball Court    X      BBQ Equipment
                                             Volleyball Court           Theater Room
                                             Sand Volley Ball           Meeting Hall
                                             Tennis Court        X      Secured Parking
                                             Racquet Ball        X      Laundry Room
                                             Jogging Track              Business Office
                                          X  Gym Room            X      Trash valet
                                                                        Playground
OCCUPANCY:                               95%
LEASING DATA:
    Available Leasing Terms              6 and 12 months
    Concessions                          2 months free
    Pet Deposit                          $350 with $150 non-refundable
    Utilities Paid by Tenant:             X  Electric                   Natural Gas
                                          X  Water                      Trash
    Confirmation                         On site leasing agent
    Telephone Number                     281.496.2283
NOTES:

COMPARISON TO SUBJECT:                   Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKESIDE PLACE, HOUSTON, TEXAS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1           COMPARABLE R-2              COMPARABLE R-3

    WESTCHASE RANCH          LA MIRAGE RESORT          THE PARK AT LAKESIDE
    2101 Hayes Road      10925 Briar Forest Drive     10950 Briar Forest Drive
     Houston, Texas           Houston, Texas              Houston, Texas

       [PICTURE]                [PICTURE]                    [PICTURE]

     COMPARABLE R-4

   WATERS AT KIRKWOOD
11710 Briar Forest Drive
     Houston, Texas

       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKESIDE PLACE, HOUSTON, TEXAS

                                   EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKESIDE PLACE, HOUSTON, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKESIDE PLACE, HOUSTON, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKESIDE PLACE, HOUSTON, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
LAKESIDE PLACE, HOUSTON, TEXAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Tiffany B. Roberts provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 -s- Frank Fehribach
                                                 --------------------
                                                 Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                                Appraiser #1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKESIDE PLACE, HOUSTON, TEXAS

                                   EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKESIDE PLACE, HOUSTON, TEXAS

                                        FRANK A. FEHRIBACH, MAI

                                 MANAGING PRINCIPAL, REAL ESTATE GROUP

   POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

   EXPERIENCE

     Valuation          Mr. Fehribach has experience in valuations for resort
                        hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                        Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

     Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

   EDUCATION            University of Texas - Arlington
                          Master of Science - Real Estate

                        University of Dallas
                          Master of Business Administration - Industrial
                           Management
                          Bachelor of Arts - Economics

   STATE                State of Arizona
   CERTIFICATIONS         Certified General Real Estate Appraiser,
                           #30828

                        State of Arkansas
                          State Certified General Appraiser,
                           #CG1387N

                        State of Colorado
                          Certified General Appraiser, #CG40000445

                        State of Georgia
                          Certified General Real Property Appraiser,
                           #218487

                        State of Michigan
                          Certified General Appraiser, #1201008081

                        State of Texas
                          Real Estate Salesman License, #407158
                          (Inactive)

                        State of Texas
                          State Certified General Real Estate
                           Appraiser, #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKESIDE PLACE, HOUSTON, TEXAS

    PROFESSIONAL        Appraisal Institute, MAI Designated Member Candidate
    AFFILIATIONS        Member of the CCIM Institute pursuing Certified
                        Commercial Investment Member (CCIM) designation

     PUBLICATIONS       "An Analysis of the Determinants of Industrial Property
                        Co-authored with Dr. Ronald C. Rutherford and Dr. Mark
                        Eakin, The Journal of Real Estate Research, Vol. 8, No.
                        3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
LAKESIDE PLACE, HOUSTON, TEXAS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
LAKESIDE PLACE, HOUSTON, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.